EXHIBIT NO. EX-99.g.3

                            THE ROCKLAND FUNDS TRUST

                      AMENDMENT TO THE CUSTODIAN AGREEMENT

     THIS AGREEMENT dated as of January 1, 2002 to the Custodian Agreement dated as of November 18, 1996, by and between The Rockland Funds Trust, a Delaware business trust, and Firstar Bank, N.A., shall be as follows:

     Effective January 1, 2002, the name Firstar Bank, N.A. has been changed to U.S. Bank, N.A. Accordingly, all references to Firstar Bank, N.A. in this Agreement should be replaced with U.S. Bank, N.A. Similarly, any references to Firstar Mutual Fund Services, LLC should be replaced with U.S. Bancorp Fund Services, LLC.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

THE ROCKLAND FUNDS TRUST                U.S. BANK, N.A.

By:/s/Charles S. Cruice                 By: /s/Joseph C. Neuberger
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